Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb

713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES NEW

DIRECTOR OF THE BOARD SHAWN D. WILLIAMS

Houston, Texas (July 27, 2021) – Kirby Corporation ("Kirby") (NYSE: KEX) today announced the appointment of Shawn D. Williams as a new independent member of the Kirby Board of Directors effective July 27, 2021. Mr. Williams has an extensive background in the chemicals industry with professional and board experience, and Kirby is pleased to welcome him to its Board of Directors.

Since June 2021, Mr. Williams has served as the Chairman of the Board of Managers and Acting Chief Executive Officer of Covia Holdings LLC, a provider of minerals-based solutions serving the industrial and energy markets. Prior to his appointment as Acting Chief Executive Officer, Mr. Williams was Chairman of the Board of Managers and also a member of the Audit Committee and Compensation Committee. Prior to joining Covia Holdings, Mr. Williams served as the Chief Executive Officer of Nexeo Plastics Holdings, Inc., a global plastics distributor, from 2019 to 2020. Mr. Williams also served as the Executive Vice President of Nexeo Solutions, Inc. from 2012 to 2019. Prior to joining Nexeo Solutions, from 2007 to 2012, Mr. Williams served as President of Momentive Global Sealants, a global specialty sealants business, and President of Momentive Performance Materials, a silicone specialty materials business. Earlier in his career, Mr. Williams spent 22 years working in leadership roles at General Electric Company leading a variety of industrial and material businesses globally. Since March 2021, Mr. Williams has served as a member of the Board of Directors at TETRA Technologies, Inc., an oil and gas services company specializing in completion fluids and water management solutions, and as a member of its Audit Committee and Human Capital Management and Compensation Committee. Mr. Williams earned his M.B.A. from the Haas School of Business at the University of California, Berkeley, and a B.S. in Electrical Engineering from Purdue University.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, "We are pleased to welcome Shawn Williams to the Board of Directors at Kirby. Mr. Williams’ extensive background in board and leadership roles within industrial chemicals and the oilfield is impressive. The Board of Directors and the executive leadership team are confident that Mr. Williams will be an invaluable asset for the Company as we develop our strategies for the future success of Kirby’s diverse business portfolio.”

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

55 Waugh Drive Suite 1000 P. O. Box 1745 Houston, Texas 77251 713-435-1000 Fax 713-435-1010